EXHIBIT 10.44

LEADERSHIP TEAM CASH LTIP AWARD AGREEMENT
OF
TOYS “R” US, INC.

THIS AGREEMENT (the “Agreement”), is made effective as of the __ day of _________, ____ (the “Grant Date”), between Toys “R” Us, Inc., a Delaware corporation (the “Company”), and [Name] (“Participant”). By accepting this Agreement, Participant agrees to all of the terms and conditions set forth herein.
R E C I T A L S:

WHEREAS, the Company has adopted the Toys “R” Us, Inc. 2010 Incentive Plan, as amended (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the incentive award provided for herein to Participant pursuant to the Plan and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of the Incentive Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to Participant an incentive award in the amount of $[amount] (the “Incentive Award”). Subject to the achievement of the performance vesting condition set forth in Section 2(b), the Incentive Award shall vest in accordance with Section 2 hereof, and shall be paid (to the extent vested) in accordance with Section 3 hereof.
2.    Vesting.
(a)    Defined Terms for Vesting Provisions.
“Adjusted EBITDA less CapEx” means Adjusted EBITDA less CapEx.

“Adjusted EBITDA” for any fiscal year means adjusted EBITDA as reported in the Company’s audited financial statements for such fiscal year.

“CapEx” for any fiscal year means the average of the capital expenditures as reported on the Company’s audited financial statements for the three preceding fiscal years.

“Change in Control” shall mean any transaction or series of related transactions (whether by merger, consolidation or sale or transfer of the Company’s capital stock or assets (including stock of its Subsidiaries) or otherwise) in which any Person or group (within the meaning of Section 13

(d)(3) of the 1934 Act) acquires directly or indirectly (i) shares of capital stock which represent more than 50% of the total voting power in the Company, or (ii) by lease, license, sale or otherwise, all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; provided, that the acquisition of more than 50% of the total voting power in the Company by one or more of the Persons who are stockholders of the Company on the date of this Agreement or any affiliate thereof (each, a “Current Stockholder”) shall not be deemed to be a Change in Control so long as at least two of the Current Stockholders each continue to own shares of capital stock representing at least 25% of the total voting power in the Company (disregarding shares owned by current or former employees and other service providers of the Company) following such acquisition; and provided, further, that the acquisition of all of the outstanding shares of such capital stock of the Company by a holding company owned by the Persons who were stockholders of the Company immediately prior to the acquisition in the same proportions shall not be deemed to be a Change in Control.

“Good Reason” shall have the meaning set forth in the employment agreement between Participant and the Company or any Affiliate and if there is no such employment agreement between Participant and the Company or any Affiliate, “Good Reason” shall, for purposes of this Agreement, mean without the consent of Participant and other than in connection with a termination of Participant’s employment by the Company or any Affiliate for Cause or due to Participant’s death or Disability, (A) the failure of the Company to pay any undisputed amount due under this Agreement; or (B) a substantial reduction in Participant’s targeted compensation level (other than a general reduction in base salary or annual incentive compensation opportunities that affects all members of senior management of the Company proportionally); provided, that, none of the foregoing conditions shall constitute Good Reason unless (x) Participant provides written notice to the Company or any Affiliate, if applicable, of the condition claimed to constitute Good Reason within thirty (30) days of Participant’s initial awareness of such condition and (y) the Company or any Affiliate, as applicable, fails to remedy (or cause to be remedied) such condition within thirty (30) days of receiving such written notice.

“Performance Period End Date” means the last day of the Company’s fiscal year ending January 2018.

(b)    Performance Vesting Condition. The performance vesting condition for the Incentive Award will be met if, in any fiscal year of the Company ending on or before the Performance Period End Date, the Company achieves USD $600,000,000 in Adjusted EBITDA less CapEx (the “Performance Vesting Date”). The determination of whether such performance vesting condition has been met shall be based on the annual audited financial statements of the Company. If the performance vesting condition is satisfied on the Performance Vesting Date,

Participant’s right to receive all or a portion of the Incentive Award shall be subject to Section 2(d) below.
(c)    Time Vesting Condition. Except as is set forth below, if the Incentive Award is earned on the Performance Vesting Date, Participant must remain in continuous employment with the Company or any Affiliate through (i) the First Payment Date (as defined below) to receive the first installment of the Incentive Award and (ii) the Second Payment Date (as defined below) to receive the final installment of the Incentive Award.
(d)    Effect of Change in Control. Notwithstanding Sections 2(b) and 2(c) hereof, the Incentive Award shall be 100% vested upon the occurrence of a Change in Control (with the date of Change of Control being deemed the Performance Vesting Date), provided, that Participant remains in continuous employment with the Company or any Affiliate through the date of the consummation of such Change in Control and shall remain payable in accordance with Section 3 below; provided, that the fifth business day following the date of such Change in Control shall be deemed to be the First Payment Date.
(e)    Effect of Termination of Employment without Cause or for Good Reason.

3.
(i)     Termination Prior to the Performance Vesting Date. If, prior to the Performance Period End Date, Participant’s employment with the Company and the Affiliates is terminated by the Company without Cause (and other than due to death or Disability) or Participant resigns for Good Reason, Participant shall be entitled to receive $[amount] payable in accordance with Section 3 below if, and only if, the Performance Vesting Date occurs prior to the last day of fiscal year in which such termination occurs (and if the Performance Vesting Date does not so occur, Participant shall have no rights to payment of any portion of the Incentive Award).

4.
(ii)     Termination Following the Performance Vesting Date.  If, after the Performance Vesting Date occurs, Participant’s employment with the Company and the Affiliates is terminated by the Company without Cause or Participant resigns for Good Reason, the Participant shall receive: (x) only $[amount] payable in accordance with Section 3 below if the termination occurred prior to the First Payment Date, or (y) $[amount] payable on the Second Payment Date (in addition to the $[amount] already paid on the First Payment Date, for a total of $[amount]) if the termination occurred after the First Payment Date but prior to the Second Payment Date.

(f)    Effect of Termination of Employment due to Death or Disability. If prior to the Performance Period End Date, Participant’s employment with the Company and the Affiliates is terminated due to the Participant’s death or Disability, Participant shall be entitled to receive 100% of the Incentive Award payable in accordance with Section 3 below if, and only if, the Performance Vesting Date occurs prior to the last day of fiscal year in which such termination occurs (and if the Performance Vesting Date does not so occur, Participant shall have no rights to payment of any portion of the Incentive Award). If Participant’s employment with the Company and the Affiliates is terminated due to the Participant’s death or Disability after the Performance Vesting Date but prior to the First Payment Date or the Second Payment Date, as applicable, Participant shall be entitled to receive 100% of the remaining unpaid installments of the Incentive Award on each such date.
(g)    Effect of Termination of Employment for Cause or without Good Reason. If Participant’s employment with the Company and the Affiliates is terminated by the Company for Cause or by Participant without Good Reason, any remaining unpaid installments of the Incentive Award shall be forfeited by Participant without consideration.
(h)    Adjustments for Certain Changes. The performance vesting condition set forth in Sections 2(a) and 2(b) hereof will be appropriately and equitably adjusted by the Board in good faith to reflect each acquisition or disposition by the Company or any of its Affiliates subsequent to the Grant Date of any business, operation, entity (including the acquisition of only a portion of an entity whose results will be consolidated by the Company in accordance with generally accepted accounting principles), division of any entity or any assets outside the ordinary course of business. If the Company or any Affiliate makes such an acquisition or disposition in a given fiscal year, the performance vesting condition set forth in Sections 2(a) and 2(b) hereof, shall be proportionately adjusted, appropriately and equitably, and only to the extent deemed necessary by the Board, in the exercise of its good faith judgment, in order to accurately reflect the direct and measurable effect such acquisition or disposition has or is reasonably expected to have on the performance vesting condition. In addition, to the extent applicable, the performance vesting condition set forth in Sections 2(a) and 2(b) hereof will be adjusted by the Board (after consultation with the Company’s accountants) in good faith to reflect any changes in generally accepted accounting principles promulgated by accounting standard setters in order to accurately reflect the effect of such changes on such performance vesting condition. The intent of such adjustments is to keep the probability of achieving the performance vesting condition the same as if the event triggering such adjustment had not occurred. The Board’s determination of such necessary adjustment(s) shall be made within ninety (90) days following the completion or closing of such event, as applicable, and shall be based on the Company’s accounting as set forth in its audited financial statements and on the Company’s financial plan pursuant to which the performance vesting condition was originally established. Any such adjustment(s) made in good faith shall be final and binding on parties to this Agreement.
5.    Payment of Incentive Award. The Incentive Award, to the extent vested and payable in accordance with Section 2 above, shall be paid to Participant in two equal installments, with the first installment to be paid, except as set forth in Section 2(d), within thirty (30) days following the date on which the annual audited financial statements of the Company are delivered to the Company and approved by the Board for the year in which the Performance Vesting Date occurs (the date on which payment is made, the “First Payment Date”), and the second installment to be paid on the first anniversary of the First Payment Date (the “Second Payment Date”). Payment of each installment of the Incentive Award shall be made entirely in cash.

6.    No Right to Continued Employment. The granting of the Incentive Award evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment of Participant.
7.    Transferability. The Incentive Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant otherwise than as permitted by Section 13.3 of the Plan or by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance which is impermissible shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Incentive Award to heirs or legatees of Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
8.    Withholding. Participant may be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Incentive Award, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.
9.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
10.    Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS. By accepting this Award, Participant hereby (i) agrees that any suit, action or proceeding brought by or against Participant in connection with the Plan or this Award shall be brought solely in the courts of the State of Delaware or the United States District Court for the District of Delaware, (ii) consents to the jurisdiction and venue of each such court, and (iii) agrees to accept service of process by the Company or any of its agents in connection with any such proceeding. BY ACCEPTING THIS AWARD, PARTICIPANT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST PARTICIPANT IN RESPECT OF HIS RIGHTS OR OBLIGATIONS HEREUNDER.
11.    Incentive Award Subject to Plan. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan. The Incentive Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of this Agreement will govern and prevail.
12.    Signature. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written.

TOYS “R” US, INC.
________________________________________
By: Timothy Grace
EVP, Global Chief Talent Officer

PARTICIPANT

_______________________________________
[name]

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